RCM TECHNOLOGIES, INC.
2500 McClellan Ave.
Pennsuaken, NJ  08109-4613
Tel: 856-486-1777
Fax: 856-488-8833
Info@rcmt.com
WWW.RCMT.COM


                             PR E S S R E L E A S E
                        RCM TECHNOLOGIES, INC. ANNOUNCES
               AFFIRMANCE BY APPELLATE COURT IN APPEAL OF JUDGMENT

Pennsauken, NJ - December 5, 2005 -- RCM Technologies, Inc. (NNM: RCMT) announced further developments relating to the previously disclosed case brought by two shareholders who were formerly officers and directors of the Company. Specifically, on December 2, 2005, the Appellate Division of the Superior Court of New Jersey affirmed the August 4, 2003 judgment of the Law Division of the Superior Court in all respects, rejecting the Company's appeal of the Law
Division's rulings in the case. The Appellate Division also rejected the plaintiffs' cross-appeals.

As previously disclosed, the August 4, 2003 judgment awarded the plaintiffs $7.6 million in damages and $172,000 in post-verdict pre-judgment interest. The post-judgment interest, commenced accruing at that date and continues to accrue at the rate of 3% per annum in 2005 and will accrue 4% per annum in 2006. The Company accrued $9.7 million of litigation charges at December 28, 2002, which included the jury award of $7.6 million, professional fees of $1.1 million and an estimate of $1.0 million for attorney fees and pre-judgment interest. As of October 1, 2005, the accrued litigation reserve was $8.4 million, which the Company believes is sufficient to cover the affirmed judgment and post judgment interest thru December 5, 2005.

The Company is  considering  seeking  review of the Law Division  and  Appellate
Division judgments in the Supreme Court of New Jersey via the filing of a petition for certification with the Supreme Court within the next 30 days, after which the Supreme Court would determine whether to accept the case for further appellate review.

The Company continues to pursue an action on professional liability claims against the attorneys and law firms who served as its counsel in the acquisition transaction that led to the above-described suit and in the Company's subsequent dealings with those plaintiffs concerning their various relationships with the Company resulting from that transaction.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the design, development and delivery of these solutions to commercial and government sectors for more than 30 years. RCM's offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. Forward looking statements include, but are not limited to, those relating to demand for the Company's services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

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